Exhibit 99.1

Chrysler Group LLC Reports September 2013 U.S. Sales Increased Slightly; Best

September Sales Since 2007

•	42nd-consecutive month of year-over-year sales gains

•	Chrysler, Dodge and Ram Truck brands each post sales increases in September compared with same month a year ago

•	Four Chrysler Group vehicles set sales records in September

•	Jeep Grand Cherokee sales up 19 percent; best September sales in 10 years

•	Dodge Durango sales up 66 percent; largest percentage sales increase of any Chrysler Group vehicles

Auburn Hills, Mich., Oct. 1, 2013 – Chrysler Group LLC today reported U.S. sales of 143,017 units, a 1 percent increase compared with sales in September 2012 (142,041 units), and the group’s best September sales since 2007.

The Chrysler, Dodge and Ram Truck brands each posted year-over-year sales gains in September compared with the same month a year ago. The Ram Truck brand’s 8 percent increase was the largest sales gain of any Chrysler Group brand during the month. Chrysler Group extended its streak of year-over-year sales gains to 42-consecutive months in September.

“Even though industry sales dipped during September, Chrysler Group still managed to eke out a slight sales increase for the month,” said Reid Bigland, Head of U.S. Sales. “Our dealers had two less selling days in September compared with a year ago, but they still outperformed the industry and extended our sales streak to 42-consecutive months of year-over-year sales gains.”

Chrysler Group had four models that set sales records in September. The Jeep Compass and Jeep Patriot each set a sales record for the month of September, as did the Dodge Dart compact sedan and the Dodge Challenger. Sales of the Dodge Durango full-size SUV were up 66 percent, the largest percentage sales gain by any Chrysler Group vehicle in September.

Chrysler Group finished the month with a 62-days supply of inventory (387,157 units). U.S. industry sales figures for September are projected at an estimated 15.7 million units Seasonally Adjusted Annual Rate (SAAR).

September 2013 U.S. Sales Highlights by Brand

Ram Truck Brand

Ram Truck brand sales were up 8 percent in September, the brand’s 26th-consecutive month of year-over-year sales gains. It was the brand’s best September sales since 2007 and the largest percentage sales gain of any Chrysler Group brand in the month. Sales of the Ram pickup truck were up 8 percent, its 41st-consecutive month of year-over-year sales gains and its best September sales since 2007.

The first of the all-new 2014 Ram ProMaster vans began rolling into Ram Truck dealerships across the country in September. The ProMaster lineup offers a list of key best-in-class features including fuel economy, cargo capacity and total cost of ownership. The new 2014 Ram Heavy Duty pickups, with best-in-class towing and best-in-class Gross Combined Weight Rating (GCWR), begin arriving in dealerships this month.

Dodge Brand

Dodge brand sales were up 3 percent in September, the brand’s best September sales since 2005 and its 28th-consecutive month of year-over-year sales gains. The Dodge Challenger and Dodge Dart compact sedan each recorded their best sales for the month of September. It was the Dart’s fourth straight month of year-over-year sales gains. Sales of the Dodge Durango full-size SUV were up 66 percent, the largest percentage sales gain by any Chrysler Group vehicle in September, and its 11th-consecutive month of year-over-year sales gains. Sales of the Dodge Charger were up 49 percent, its best September sales in three years.

Chrysler Group is celebrating its 30 years of minivan leadership this fall with special 30th-anniversary editions of the Dodge Grand Caravan and the Chrysler Town & Country minivans. The 2014 Dodge Grand Caravan 30th Anniversary Edition will be available on both the SE and SXT models, and will continue to set the mark in minivan value.

Chrysler Brand

Chrysler brand sales were up 2 percent in September, its best September sales since 2007. Sales of the award-winning Chrysler Town & Country minivan were up 4 percent, its best September sales since 2006. Chrysler Group is celebrating the 30th anniversary of the minivan as one of the leading innovators in the segment created back in late 1983. New for 2014 is the Chrysler Town & Country 30th Anniversary Edition which features unique exterior and interior trim in addition to its already extensive list of standard equipment. The first luxury minivan, the Town & Country debuted in 1989. Sales of the flagship Chrysler 300 full-size sedan were up 6 percent, its best September sales performance in six years.

Jeep® Brand

Two of the four Jeep brand models set sales records in September. The Jeep Patriot and Jeep Compass each registered their best ever September sales. The Compass, with its 27 percent sales increase, had the largest percentage sales gain of any Jeep brand model. Sales of the Jeep Grand Cherokee were up 19 percent, its best September sales in 10 years. Jeep brand sales were down 5 percent in September compared with the same month a year ago.

The Jeep brand announced in September that it will offer a 2014 Wrangler Dragon Edition this fall, built from the popular concept first seen at the 2012 Beijing International Automotive Exposition. Based on the Jeep Wrangler Sahara, the Dragon Edition has numerous unique exterior and interior styling cues consumers will appreciate. Available only in black and as a four-door Unlimited model, the Wrangler Dragon Edition features Bronze Satin Gloss trim inside and out.

FIAT Brand

FIAT brand sales were down 24 percent in September, compared with the same month a year ago. But 2013 has been a good year for the FIAT brand in the United States. The brand added the larger Fiat 500L and the Fiat 500e all-electric models to its product lineup, and until September, the brand realized 18-consecutive months of year-over-year sales growth.

Chrysler Group LLC U.S. Sales Summary Thru September 2013

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	2,126	4,176	-49%	28,994	32,742	-11%
500L	1,031	0	NEW	3,748	0	NEW
FIAT BRAND	3,157	4,176	-24%	32,742	32,742	0%
200	9,583	9,881	-3%	102,859	100,267	3%
300	5,036	4,762	6%	44,186	53,630	-18%
Town & Country	10,632	10,207	4%	90,701	87,569	4%
CHRYSLER BRAND	25,251	24,850	2%	237,746	241,466	-2%
Compass	4,487	3,535	27%	41,736	31,903	31%
Patriot	6,053	5,428	12%	58,910	49,061	20%
Wrangler	11,984	12,097	-1%	119,941	108,477	11%
Liberty	34	5,646	-99%	6,101	63,674	-90%
Grand Cherokee	14,906	12,539	19%	128,697	112,075	15%
JEEP BRAND	37,464	39,245	-5%	355,385	365,190	-3%
Caliber	0	187	-100%	45	10,021	-100%
Dart	7,922	5,235	51%	65,836	9,255	611%
Avenger	5,099	8,716	-41%	78,599	74,738	5%
Charger	8,713	5,863	49%	73,342	63,485	16%
Challenger	3,932	3,230	22%	42,577	33,623	27%
Viper	45	0		426	20
Journey	6,955	7,627	-9%	64,789	59,351	9%
Caravan	10,946	13,488	-19%	91,570	108,127	-15%
Nitro	0	24		0	3,240
Durango	4,964	2,986	66%	44,650	30,052	49%
DODGE BRAND	48,576	47,356	3%	461,834	391,912	18%
Dakota	0	8		0	488
Ram P/U	28,145	25,973	8%	262,787	213,593	23%
Cargo Van	424	433	-2%	6,509	5,279	23%
RAM BRAND	28,569	26,414	8%	269,296	219,360	23%
TOTAL CHRYSLER GROUP LLC	143,017	142,041	1%	1,357,003	1,250,670	9%

TOTAL CAR	43,487	42,050	3%	440,612	377,781	17%
TOTAL TRUCK	99,530	99,991	0%	916,391	872,889	5%